Filed Under Rule 424(b)(3)
                                       Registration No. 333-48561


          PRICING SUPPLEMENT NO. 1 DATED MARCH 31, 1998
              (To Prospectus Dated March 30, 1998)


                      COLONIAL GAS COMPANY
               SECURED MEDIUM TERM NOTES, SERIES B
        Due from 9 months to 40 years from Date of Issue
                          (Fixed Rate)


Principal Amount:        $20,000,000

Interest Rate:           6.34% for first ten years and 7.12% for
                         years eleven through thirty

Interest Payment
Record Dates:            February 5 and August 5

Interest Payment Dates:  February 15 and August 15

Original Issue Date:     April 7, 1998

Maturity Date:           April 7, 2028

Agents' Commission:      $125,000

Net Proceeds to Company: $19,875,000


   _X_ These Notes cannot be redeemed by the Company prior to maturity (except as provided in the Indenture).

   ___ These Notes may be redeemed, at the option of the Company, prior to maturity.


Repayment at Option of Holder:

A holder of the Notes shall have the option to require repayment of the Notes held by it in whole or in part (as provided below), at par plus accrued interest on April 7, 2008 (the "Repayment Date"), upon notification to the Company and the Trustee given not less than 30 nor more than 60 days prior to the Repayment Date. This option may be exercised by a holder of Notes for less than the entire principal amount held by it, provided the principal amount which is to be repaid to such holder is equal to $1,000 or an integral multiple of $1,000. Such election by a holder to tender Notes for repayment will be irrevocable.